EXHIBIT 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Sr. V.P.,CFO (614) 887-5610 myale@glimcher.com	Carolee J. Oertel Mgr., Investor Relations (614) 887-5613 coertel@glimcher.com

FOR IMMEDIATE RELEASE
Wednesday, March 15, 2006

GLIMCHER ANNOUNCES TRANSFER OF
TULSA PROMENADE TO ITS OXFORD JOINT VENTURE

COLUMBUS, OH - March 15, 2006 - Glimcher Realty Trust, (NYSE: GRT), one of the country’s premier retail REITs, announced that it recently transferred and conveyed all of its ownership interest in the Tulsa Promenade to its joint venture with Oxford Properties Group (the “Venture”) for total consideration of $58.3 million. Additionally, $35 million of mortgage debt (the “Loan”) has been placed on the property. The Loan is scheduled to mature in March 2009. The Venture elected to enter in an Interest Rate Swap Agreement that effectively fixes the interest payments on the Loan at a rate of 6.52%.

Glimcher owns a 52% interest in the Venture and Oxford owns the remaining 48% interest. Glimcher will manage the property under a separate management agreement. Under the agreement, Glimcher will be entitled to management fees, leasing commissions and other compensation including an asset management fee and acquisition fees based upon the purchase price paid for the property. Under the Venture agreement, Glimcher will be entitled to receive certain promotes once Oxford earns specified returns on the acquisition.

Tulsa Promenade consists of approximately 927,000 square feet of gross leasable area and is a highly productive retail center located in a strong and stable trade area. The property is a newly renovated two-story regional mall anchored by Dillard’s, Foley’s and JC Penney and featuring a 12-screen Hollywood Theaters with stadium seating and approximately 235,000 square feet of small shop retailers. The mall shop stores are generating sales per square foot of approximately $305.

Michael P. Glimcher, President and CEO stated, “I am excited to announce the continued expansion of our relationship with Oxford. Through this relationship, Glimcher is able to increase its return on investment, diversify risk and reduce dilution inherent in its capital recycling strategy.”

Christopher Voutsinas, Executive Vice President Investments for Oxford stated, “We are pleased with our association with Glimcher and the strengthening of our joint venture relationship. The acquisition of our second asset together demonstrates the keen professionalism and superior capabilities of the Glimcher team.”

Glimcher Realty Trust
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About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

About Oxford Properties Group and OMERS

Headquartered in Toronto, Canada, Oxford owns and manages an approximately $10 billion portfolio of diverse real estate assets. Additional information about Oxford can be found at www.oxfordproperties.com. OMERS is the third largest pension plan in Canada with assets under management of close to $40 billion. Additional information about OMERS can be found at http://www.omers.com/.

Visit Glimcher at: www.glimcher.com

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